UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 12, 2004

SBC COMMUNICATIONS INC.
(Exact Name of Registrant as Specified in Charter)

                                                                             Delaware                                                          1-8610                                                       43-1301883
                                                               (State or Other Jurisdiction of                     (Commission File Number)                (IRS Employer Identification No.)
                                                                          Incorporation)

175 E. Houston, San Antonio, Texas 78205
(Address of Principal Executive Offices) (Zip Code)

        Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 12, 2004, SBC Communications Inc. (“SBC”) entered into a $12 billion, 364-day revolving credit agreement (the “Agreement”) with certain investment and commercial banks, effective upon the satisfaction of specified conditions by December 31, 2004 (“Effective Date”). The conditions include the expiration, or earlier termination, of the waiting period under the Hart-Scott-Rodino Act and the receipt of approval from the Federal Communications Commission applicable to the consummation of the acquisition of AT&T Wireless Services, Inc. by Cingular Wireless LLC (the “Acquisition”), as well as the absence of any material adverse change since December 31, 2003 that is not disclosed in SBC’s SEC filings at the Effective Date. Prior to the Effective Date, SBC also has the option to reduce below $12 billion the maximum borrowings under the Agreement, which will correspondingly reduce commitment fees.

In the event advances are made under the Agreement, those advances would be used for general corporate purposes, including, potentially, partial funding of SBC’s portion of the funding needed to close the Acquisition, and/or to repay SBC's commercial paper borrowings. Advances bear interest, at SBC’s option, either (i) quarterly at a variable annual rate equal to the higher of the base (or prime) rate of the Agent’s bank affiliate, ½% per annum above the average 3-month certificate of deposit rate (adjusted upwards to reflect bank reserve costs) or ½% per annum above the Federal funds rate or (ii) at the London interbank offered rate applicable to the term requested plus 0.25% per annum; provided, however, that the interest rate for an initial borrowing only may also be at the Federal funds rate plus 0.25% per annum.

Advances under the Agreement are not conditioned on the absence of a material adverse change since the Effective Date.  Repayment of all advances must be made no later than the expiration date of the Agreement (i.e., by the 363rd day after the Effective Date). Mandatory prepayment of any advance is also required in the event proceeds are received by SBC from certain asset sales, long-term debt issuances in the capital markets, other than debt incurred to re-finance debt existing on October 12, 2004, or equity issuances, other than pursuant to benefit or compensation plans (and these mandatory prepayments may not be re-drawn).

The Agreement contains a negative pledge covenant, which requires that, if at any time SBC or a subsidiary pledges assets or otherwise permits a lien on its properties, advances under the Agreement will be ratably secured, subject to specified exceptions. Defaults under the Agreement, which would permit the lenders to accelerate required payment, include non-payment of principal or interest beyond any applicable grace period, failure by SBC or any subsidiary to pay when due other debt above a threshold amount that results in acceleration of that debt (commonly referred to as “cross-acceleration”) or commencement by a creditor of enforcement proceedings within a specified period after a money judgment above a threshold amount has become final, acquisition by any person of beneficial ownership of more than 50% of SBC common shares or a change of more than a majority of SBC’s directors in any 24-month period other than as elected by the remaining directors or by shareholders (commonly referred to as a “change of control”), material breaches of representations in the Agreement, failure to comply with covenants for a specified period after notice, failure by SBC or certain affiliates to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974 (ERISA) and specified events of bankruptcy or insolvency.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBC Communications Inc.
By: /s/ John J. Stephens
John J. Stephens
Vice President and Controller

Date: October 12, 2004